Exhibit 7.1
Grupo TMM, S.A.B. and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES UNDER U.S. GAAP
(Amounts in thousands of dollars)

	December 31,
	2006		2005		2004		2003		2002
Historical ratio:
Fixed charges:
Interest costs and amortization on debt discount or premium in all indebtedness	51,592		89,652		97,367		61,004		64,337
Portion of rent expense representative of interest factor (A)	15,627		23,730		16,777		12,048		10,225

Fixed charges	67,219		113,382		114,144		73,052		74,562

Earnings:
Pretax income from continuing operations	(62,685)		(78,051)		(71,394)		(123,298)		(53,300)
Less:
Minority interest	525		4,455		2,635		1,588		(669)
Equity investee income/loss	511		752		885		(759)		918
Fixed charges	67,219		113,382		114,144		73,052		74,562
Amortization of capitalized interest	—		86		345		345		345
Distributed income of equity investees					—		—		1274

Earnings	3,498		30,210		39,575		(50,730)		22,632

Ratio of earnings to fixed charges	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)

(A)	The Company considered one-third of the rent expense as imputed interest factor.

(B)	Due to the registrant’s loss in 2006, 2005, 2004, 2003, and 2002, the ratio of earning to fixed charges was less than 1:1. The registrant must generate additional earnings of $ 63.7 million $83.2 million, $74.6 million $123.8 million and $51.9 million respectively to achieve a coverage ratio of 1:1.

Note:	This information reflects discontinued operations figures (see Note 2 of the Financial Statements).
Grupo TMM and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES UNDER IFRS
(Amounts in thousands of dollars)

	December 31,
	2006		2005		2004		2003		2002
Historical ratio:
Fixed charges:
Interest costs and amortization on debt discount or premium in all indebtedness	60,036		96,037		89,317		61,297		61,632
Portion of rent expense representative of interest factor (A)	15,527		24,176		17,851		13,121		13,511

Fixed charges	75,663		120,213		107,168		74,418		75,143

Earnings:
Pretax income from continuing operations	(68,760)		(85,892)		(65,659)		(120,430)		(69,073)
Less:
Minority interest	509		4,188		2,655		2,042		552
Equity investee (income) loss	511		752		885		(759)		918
Fixed charges	76,663		120,213		107,168		74,418		75,143
Amortization of capitalized interest	—		86		345		345		345
Distributed income of equity investees	—		—		—		—		1,274

Earnings	5,883		29,467		38,314		(46,950)		6,219

Ratio of earnings to fixed charges	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)

(A)	The Company considered one-third of the rent expense as imputed interest factor.

(B)	Due to the registrant’s loss in 2006, 2005, 2004, 2003 and 2002, the ratio of earning to fixed charges was less than 1:1. The registrant must generate additional earnings of $69.8 million, $ 90.7 million $68.9 million, $121.4 million and, $68.9 million, respectively, to achieve a coverage ratio of 1:1.

Note:	This information reflects discontinued operations figures (see Note 2 of the Financial Statements).